Exhibit 10.13


   VIA AIRBORNE DELIVERY

   January 3, 2000


   Mr. Richard A. Peabody
   3725 Embassy Circle
   Palm Harbor, Florida 34685


   Dear Richard:

   This will memorialize our offer to you to join Romacorp, Inc. in accordance with our recent discussions. With an effective date of January 3, 2000 you will be appointed to the position of Vice President, Finance and Chief Financial Officer of Romacorp, Inc., it's parent Roma Restaurant Holdings, Inc. and it's subsidiary and affiliated companies ("Company"). You will be charged with responsibility for management of the Company's financial functions, including corporate financial reporting, accounting infrastructure and the management of the Company's Transition Services Agreement relationship with NPC International. The purpose of this letter is to set out, generally, the terms and conditions of your employment.

   I.   BASE SALARY, BENEFITS AND BONUSES

    a. Your beginning base salary will be $175,000 per year ("Base Salary") which will be paid bi-weekly in accordance with the Company's general payroll practices, subject to customary withholding. Compensation reviews will be annually thereafter.
          In addition, you will be entitled to participate in all of the Company's employee benefit programs for which senior executive employees of the Company are generally eligible, including, but not limited to, the Company's group medical coverage program and 401(k). You will be eligible for a paid vacation in accordance with the policies of the Company, which provide initially for two weeks per year.

    b. The Company will reimburse all reasonable expenses incurred by you, in the course of performing your duties, which are consistent with the Company's policies in effect from time to time with respect to travel, entertainment and other business expenses, subject to the Company's requirements with respect to reporting and documentation of these expenses.

    c. In addition to Base Salary, the Board of Directors may award a bonus to you following the end of each fiscal year up to 50% of the Base Salary based upon Company performance, determined at the discretion of the Board. It is anticipated that in any given fiscal year the bonus awarded would approximate 25% of Base Salary should the Company only meet performance goals contained in the Company's management plan.


   Mr. Richard A. Peabody
   January 3, 2000
   Page Two



    d. You will be granted an option to purchase common stock of Roma Restaurant Holdings, Inc. pursuant to a standard option agreement in the form consistent with the Company's Non-Qualified 1998 Stock Option Plan, with number of shares and option price to be determined by the Compensation Committee of the Board of Directors. You may recall from our discussions that these options vest 50% based on time in position over five years and 50% based on the Company meeting it's EBITDA performance goals.

    e.    You will receive a car allowance of approximately $350 per month.

   II.   RELOCATION

    a. The Company will pay for a professional move from your residence in Palm Gardens, Florida to Dallas, Texas, including the expenses related to packing, loading, moving and unloading at your new residence.

    b. You will be reimbursed the commission charged by a licensed real estate representative on the sale of your home up to 6% of the sales price.

    c. The Company will pay for house hunting trips for you and your family as reasonable and necessary for your relocation.

   III.   TERM:  TERMINATION

    a. Your employment may be terminated by the Company at any time for cause and, of course, you may terminate your employment voluntarily at any time for any reason, this latter being considered a "Voluntary Termination".

    b. Upon (i) a Voluntary Termination of the employment relationship by you or (ii) termination of the employment relationship by the Company for cause, all future compensation or bonuses to which you would become entitled and all future benefits for which you would otherwise be eligible will cease as of the date of such termination; provided, however, that any salary, bonus, incentive payment, deferred compensation or other compensation or benefit which has vested to your benefit prior to the date of termination shall not be forfeited and shall be paid to you in accordance with the terms of such benefit.

    c. Upon a termination of your employment as a result of a change of control of the Company which results in the elimination of your position or termination of your employment, you shall be entitled, in consideration of your continuing obligations hereunder following such termination, to receive your Base Salary, paid bi-weekly, as if your employment (which shall cease on the date of such termination) had continued for the twelve months following such termination; provided, however, that you shall be required and agree to use your reasonable best efforts to obtain, as expeditiously as

   Mr. Richard A. Peabody
   January 3, 2000
   Page Three



         possible, employment with at least a comparable salary and responsibilities commensurate with those set forth in this letter. Should you obtain such a position, your right to receive the amounts and benefits set forth in this section shall cease as of the date of your employment.

    d. You acknowledge that the information, observations, and data obtained by you while employed by the Company concerning the business and affairs of the Company, ("Confidential Information") are the property of the Company. Therefore, you agree that you shall not disclose to any unauthorized person or use for your own purposes any Confidential Information without the prior written consent of the Company, unless and to the extent that (i) such information was otherwise available to you from a source other than the Company and (ii) the aforementioned matters become generally known to and available for use by the public other than as a result of your acts or omissions. You shall deliver to the Company at the termination of your employment, or at any other time the Company may request, all memoranda, notes, plans, records, reports, computer disks, printouts and software and other documents and data together with any copies thereof relating to the Confidential Information or the business of the Company which you may then possess or have under your control.

   We are all pleased that you have chosen to join the Company and our management team. Your position, and its responsibilities, will be critical to the challenges that lie ahead.

   Please confirm your acceptance of the offer and terms and conditions set out in this letter by signing in the space provided below and returning one copy to me in the envelope provided. Please let me or any of us know if there is anything we can do to assist in your move or transition.

   Very truly yours,

   ROMACORP, INC.


   /s/Robert B. Page
   -------------------------------
   Robert B. Page, President


   Agreed and Accepted this 3rd day of January 2000.

   /s/ Richard A. Peabody
   -----------------------------------------
   Richard A. Peabody